Exhibit 15

March 8, 2010

Sterling Banks, Inc.
3100 Route 38
Mount Laurel, New Jersey

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Sterling Banks, Inc. for the three and nine month periods ended September 30, 2009 and 2008, as indicated in our report dated March 8, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2009, is incorporated by reference in Registration Statements No. 333-155287 and 333-142703 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

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